PORTFOLIO OVERVIEW[1]

EXHIBIT 99.1

Summary

Property Type	Units	Beds	Leasing Status as of September 16, 2013	Leasing Status as of September 30, 2012	Fall 2013 Initial Rental Rate Change	Fall 2013 Final Rental Rate Change	Rental Revenue per Leased Bed for Academic Year[2] 2013/2014	Rental Revenue per Leased Bed for Academic Year[2] 2012/2013
Q4 2013 Same Store Wholly-owned Properties								
Legacy Properties[3]	19,416	62,552	97.0%	96.9%	2.5%	1.4%	$ 565.27	$ 557.62
2012 Acquisitions-Campus Acquisitions Portfolio[4]	2,500	6,590	92.7%	93.8%	-0.9%	-0.7%	$ 721.95	$ 726.80
2012 Acquisitions-Other[5]	1,434	4,205	98.1%	98.7%	2.7%	1.0%	$ 667.00	$ 660.72
Subtotal - Q4 2013 Same Store Wholly-owned Properties	**23,350**	**73,347**	**96.7%**	**96.8%**	**2.2%**	**1.1%**	**$ 584.69**	**$ 578.51**
New Wholly-owned Properties								
Kayne Anderson Portfolio	4,224	12,049	96.7%	92.2% [6]	0.3%	-1.1%	$ 611.65	$ 618.45 [7]
2013 Acquisitions[8]	371	668	89.3%	n/a	n/a	n/a	$ 560.74	n/a
2013 Development Deliveries[9]	1,233	4,553	98.2%	n/a	n/a	n/a	$ 809.85	n/a
Subtotal - New Wholly-owned Properties	**5,828**	**17,270**	**96.8%**	**n/a**	**n/a**	**n/a**	**$ 662.86**	**n/a**
Total - Wholly-owned Properties	**29,178**	**90,617**	**96.7%**	**n/a**	**n/a**	**n/a**	**$ 599.61**	**n/a**

1. Represents leasing status for the 2013/2014 academic year as of September 16, 2013, as compared to prior academic year final occupancy and rental rates as of September 30, 2012.
2. Represents average rental revenue per leased bed for the academic years presented.
3. Excludes properties sold in 2012 and 2013.
4. At the time of our acquisition of The Castilian in September 2012, the company underwrote occupancy at 75% due to the impact of The Callaway House Austin's debut in the market in the same asset class. The Castilian is currently 72% occupied. Excluding The Castilian, occupancy at September 16, 2013 would be 94.9% for the Campus Acquisitions Portfolio as compared to 92.5% at September 30, 2012, and the Fall 2013 rental rate change for the portfolio would have been 2.1%.
5. Includes the following properties: (1) Avalon Heights in Tampa Bay, FL, (2) University Commons in Minneapolis, MN, (3) The Block in Austin, TX, (4) The Retreat in San Marcos, TX, and (5) University Heights in Knoxville, TN.
6. Represents September 30, 2012 occupancy per the previous portfolio owner. This portfolio was acquired by the company on November 30, 2012.
7. Based on Q1 2013 data, representing the first full quarter under ACC ownership.
8. Includes the following properties: (1) 7th Street Station in Corvallis, OR and (2) The Plaza Apartments in Tallahassee, FL.
9. Includes 7 wholly-owned properties that completed construction and opened for operations in August and September 2013. Also includes Townhomes at Newtown Crossing, a property subject to a pre-sale agreement that completed construction in August 2013 and is anticipated to be purchased by the company in September 2013.

AMERICAN CAMPUS COMMUNITIES |